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Exhibit 3

                       CONTRIBUTION COMMITMENT AGREEMENT

THIS AGREEMENT, by and between ZeroDotNet, Inc. ("ZERO.NET") and Dominion Income Management Corp. Profit Sharing Plan ("Profit Sharing") witnesses as follows:

                                    RECITALS

     WHEREAS ZERO.NET is engaged in an initial capitalization transaction whereby it is to exchange its shares on the effective date for a portion of the shares of Envision Development Corp. ("EDV") (the "Contribution Transaction"); And

     WHEREAS after the Contribution Transaction the shares of EDV received are to constitute all the material assets of ZERO.NET; And

     WHEREAS the Contribution Transaction is to be structured such that each initial contributing party shall receive a pro rata portion of the shares of ZERO.NET such that a contributing party, although no longer direct owner of EDV, shall have the same pecuniary interest in the shares of EDV after the Contribution Transaction as prior to the Contribution Transaction; And

     WHEREAS, Profit Sharing (the "Contributing Party") desires to exchange an interest it owns in EDV (the "Contributed Shares") as a part of the Contribution Transaction in exchange for an interest in ZERO.NET, which shall leave the Contributing Party's pecuniary position in EDV the same both before and after the exchange so that as to the Contributing Party there is no change in pecuniary position immediately before or after the transaction on the effective date;

     WHEREAS, the parties desire to memorialize this exchange as provided herein, it is now therefore agreed as follows:

                                   AGREEMENT

1. CONTRIBUTIONS. The Contributing Party agrees to commit to contribute as part of the Contribution Transaction 800,000 shares of EDV to ZERO.NET in exchange for which ZERO.NET agrees to accept any margin debt relating to these shares and to issue to Contributing Party 6,271,186 shares of ZERO.NET Preferred A Stock, which as of the effective date shall not change the Contributing Party's pecuniary interest in EDV. This contribution is subject to approval by the Board of Directors of EDV that they shall approve transfer of voting rights to ZERO.NET on these shares, pursuant to Florida law relative to EDV.

2. CONTRIBUTING PARTY'S REPRESENTATIONS AND WARRANTIES. The Contributing Party represents and warrants as follows:

          2.1 It is the legal owner of the Contributed Shares and has the right and authority to transfer the same to ZERO.NET in exchange for an interest in ZERO.NET, so that the Contributing Party's pecuniary interest in EDV immediately after the transfer is equivalent to its pecuniary interest in EDV immediately before the transfer.

          2.2 It has made or shall make and carry out all arrangement to, and at its expense, shall obtain any and all corporate, contractual, state, federal and any other legal authority necessary to transfer the Contributed Shares to ZERO.NET.







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     2.3   It either has executed and delivered or shall execute and deliver all assignments, requests and documents, and otherwise take all other action necessary to transfer the Contributed Shares to ZERO.NET on the books of EDV.

3. ZERO.NET'S AGREEMENT TO COMPLY WITH ALL APPLICABLE LAWS AND RESTRICTIONS. ZERO.NET covenants that

     3.1 It qualifies as and is an "accredited investor" as that term is described in Rule 501 of Regulation D.

     3.2 ZERO.NET further covenants and agrees that it shall adhere to any and all covenants and restrictions in connection with the Contributed Shares, and that it shall hold the Contributed Shares as required under Rule 144.

     3.3 The shares ZERO.NET shall issue in exchange for EDV constitute, as to Contributing Party, an equivalent pecuniary interest with respect to EDV as Contributing Party had prior to the contribution.

4.   EFFECTIVE DATE. The Effective Date of this transaction is January 20, 2000.

     DATED THIS 20th day of January, 2000

ZERODOTNET, Inc.                          DOMINION INCOME MANAGEMENT
                                          CORP. PROFIT SHARING PLAN

By /s/ Ann L. Evans                       By /s/ Andrew L. Evans
  -----------------------------------       -----------------------------------
   Ann L. Evans, Secretary                   Andrew L. Evans, CEO